                                                                       EXHIBIT 1

                                   Audited Consolidated Financial Statements for
                                     the Years Ended September 30, 2002 and 2001

               Consolidated Financial Statements
               (Expressed in Canadian dollars)


               ROYAL GROUP TECHNOLOGIES LIMITED


               Years ended September 30, 2002 and 2001

                               [KPMG Letterhead]


AUDITORS' REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of Royal Group Technologies Limited as at September 30, 2002 and 2001 and the consolidated statements of earnings, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

/s/ KPMG LLP
Chartered Accountants
Toronto, Canada
November 15, 2002

CONSOLIDATED BALANCE SHEETS

September 30, 2002 and 2001
(In thousands of Canadian dollars)

                                                        2002            2001
                                                     -----------    -----------
ASSETS

Current assets:
  Accounts receivable (note 4)                       $   390,332    $   370,030
  Inventories (note 5)                                   495,710        420,597
  Prepaid expenses                                        26,295         30,609
                                                     -----------    -----------
                                                         912,337        821,236

Property, plant and equipment (note 6)                 1,637,049      1,604,499

Future income tax assets (note 14)                         8,824         22,847

Goodwill and other assets (note 7)                       275,757        245,729
                                                     -----------    -----------
                                                     $ 2,833,967    $ 2,694,311
                                                     ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Bank indebtedness (note 9)                         $   383,785    $   405,367
  Accounts payable and accrued liabilities (note 8)      257,324        211,472
  Term debt due within one year (note 9)                 103,754         24,635
                                                     -----------    -----------
                                                         744,863        641,474

Term debt (note 9)                                       443,042        544,861

Future income tax liabilities (note 14)                  126,891        127,487

Minority interest                                         18,249         18,802

Shareholders' equity:
  Capital stock (note 10)                                632,697        608,776
  Retained earnings                                      904,389        775,229
  Currency translation adjustments                       (36,164)       (22,318)
                                                     -----------    -----------
                                                       1,500,922      1,361,687
                                                     -----------    -----------
                                                     $ 2,833,967    $ 2,694,311
                                                     ===========    ===========

See accompanying notes to consolidated financial statements.

On behalf of the Board:



[SIGNATURE]                                        [SIGNATURE]
Vic De Zen                                         Ron Goegan
Chairman, & C.E.O.                                 Director & C.F.O.

CONSOLIDATED STATEMENTS OF EARNINGS

Years ended September 30, 2002 and 2001
(In thousands of Canadian dollars, except per share amounts)

                                                        2002           2001
                                                     -----------   -----------
Net sales                                           $  1,915,230   $ 1,669,036

Cost of sales and operating expenses                   1,554,672     1,353,109
                                                     -----------   -----------
Earnings before the undernoted                           360,558       315,927

Amortization charges (note 12)                           118,308       104,632
Interest and financing charges (note 13)                  54,081        56,546
                                                     -----------   -----------

Earnings before income taxes and minority interest       188,169       154,749

Income taxes (note 14)                                    55,675        38,001
                                                     -----------   -----------

Earnings before minority interest                        132,494       116,748

Minority interest                                          3,334          (690)
                                                     -----------   -----------
Net earnings                                         $   129,160   $   117,438
                                                     ===========   ===========

Earnings per share (note 11):
Basic                                                $      1.40   $      1.29
Diluted                                              $      1.38   $      1.27
                                                     ===========   ===========

See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

Years ended September 30, 2002 and 2001
(in thousands of Canadian dollars)

                                                        2002           2001
                                                     -----------   -----------
Retained earnings, beginning of year                 $   775,229   $   657,791

Net earnings                                             129,160       117,438
                                                     -----------   -----------
Retained earnings, end of year                       $   904,389   $   775,229
                                                     ===========   ===========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended September 30, 2002 and 2001
(In thousands of Canadian dollars, except per share amounts)

                                                             2002         2001
                                                           ---------    ---------
Cash provided by (used in):

Operating activities:
 Earnings before minority interest                         $ 132,494    $ 116,748
 Items not affecting cash (note 16)                          153,942      138,779
 Change in non-cash working capital (note 16)                (35,920)    (110,425)
                                                           ---------    ---------
                                                             250,516      145,102

Financing activities:
 Increase (decrease) in bank indebtedness                    (21,582)      74,821
 Repayments of term debt                                     (24,556)      (2,538)
 Change in minority interest                                     815         (294)
 Proceeds from issuance of shares under stock option plan     23,921        3,064
                                                           ---------    ---------
                                                             (21,402)      75,053

Investing activities:
 Acquisition of property, plant and equipment, net          (133,326)    (208,088)
 Acquisitions of other businesses                           (149,217)      (4,913)
 Proceeds from (investments in) non-strategic assets          67,970       (2,641)
 Investment in other assets                                     (693)      (1,797)
                                                           ---------    ---------
                                                            (215,266)    (217,439)

Effect of exchange rate changes                              (13,848)      (2,716)
                                                           ---------    ---------
Change in cash, being cash, end of year                    $      --    $      --
                                                           =========    =========

Cash flow, being earnings before minority interest
plus items not affecting cash                              $ 286,436    $ 255,527

Supplemental cash flow information:

 Interest and financing charges paid                       $  52,891    $  58,693
 Income taxes paid                                            34,183       41,160
                                                           =========    =========

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended September 30, 2002 and 2001
(In thousands of Canadian dollars, except per share amounts)


1. SIGNIFICANT ACCOUNTING POLICIES:

These consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles, the more significant of which are outlined below. A reconciliation to accounting principles generally accepted in the United States is shown in note 18.

(a) Principles of consolidation:

These consolidated financial statements include the accounts of Royal Group Technologies Limited (the "Company"), its subsidiaries and its proportionate share of the accounts of its joint ventures. Investments in joint ventures have been proportionately consolidated based on the Company's ownership interest. All significant intercompany profits, transactions and balances have been eliminated on consolidation.

    Investments over which the Company is able to exercise significant influence are accounted for using the equity method and investments where the Company does not control or exercise significant influence are accounted for using the cost method.

(b) Use of estimates:

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions are based on management's best knowledge of current events and actions that the Company may undertake in the future. Actual results could differ from these estimates.

(c) Inventories:

Inventories are stated at the lower of cost, using the first-in, first-out method, and replacement cost for raw materials and work in process, and net realizable value for finished goods.

(d) Property, plant and equipment:

Property, plant and equipment is stated at cost less accumulated amortization. Interest costs relating to major capital expenditures are capitalized when interest costs are incurred before the capital asset is placed into productive use. Amortization is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings                                                          20 - 40 years
Plant equipment                                                    10 - 15 years
Dies and moulds                                                     4 - 10 years
Office and computer equipment                                       3 - 10 years
Aircraft and transport equipment                                    5 - 20 years

(e) Goodwill and other assets:

In August 2001, the Accounting Standards Board of The Canadian Institute of Chartered Accountants ("CICA") issued Handbook Section 3062, Goodwill and Other Intangible Assets. The Company has adopted this effective October 1, 2001. In accordance with the requirements of Section 3062, this change in accounting policy has not been applied retroactively and the amounts presented for prior periods have not been restated.

    Section 3062 replaces the requirement to amortize goodwill with a requirement to test for impairment at least annually. Any impairment loss would be charged against current period earnings and shown as a separate line item in the statement of earnings. As of the date of adoption of Section 3062, the Company had unamortized goodwill in the amount of $187,378 which is no longer being amortized. This change in accounting policy resulted in no amortization expense related to goodwill being recorded in the year ended September 30, 2002, whereas $5,893 of amortization expense related to goodwill was recorded during the year ended September 30, 2001. The Company completed the impairment assessment and no impairment loss has been recorded in the year ended September 30, 2002.

    The standard also specifies the criteria that intangible assets must meet to be recognized and reported apart from goodwill. The Company evaluated existing intangible assets including estimates of remaining useful lives. No reclassifications were required and patents continue to be amortized on a straight-line basis over 5 to 17 years.

    Deferred financing costs are amortized over the life of the related debt instruments.

(f) Revenue recognition:


Revenue is recognized when the price is fixed or determinable, collectibility is reasonably assured and upon shipment to or receipt by customers depending on contractual terms.

(g) Foreign currency translation:

The accounts of the Company's foreign operations that are considered to be self-sustaining are translated into Canadian dollars using the current rate method. Assets and liabilities are translated at the rates in effect at the balance sheet date and revenue and expenses are translated at average exchange rates for the year. Gains or losses arising from the translation of the financial statements of self-sustaining foreign operations are deferred in a "Currency Translation Adjustment" account in shareholders' equity until there is a realized reduction in the net investment.

    Gains and losses on the translation of the U.S. dollar-denominated Senior Notes (note 9) are considered to be a hedge of the U.S. dollar net investment in the self-sustaining operations and are offset against the exchange gains or losses arising on translation of the financial statements of the foreign operation and are included in the Currency Translation Adjustment.

    Monetary assets and liabilities denominated in U.S. dollars have been translated into Canadian dollars at the rate of exchange in effect at the balance sheet date. All revenue and expenses denominated in U.S. dollars are translated at average rates in effect during the year. Translation gains and losses are included in the consolidated statements of operations, except those relating to the translation of long-term debt (the Senior Notes (note 9)), which are deferred and amortized on a straight-line basis over the term of the debt.

    The accounts of the Company's foreign operations that are considered to be integrated are translated into Canadian dollars using the temporal method.

(h) Research and development:

The Company carries on various applied research and development ("R&D") programs, certain of which are partially funded by governments, including investment tax credits. R&D expenditures are charged to earnings in the period in which they are incurred. Funding received is accounted for using the cost reduction approach. Total R&D expenditures were approximately $21,688 (2001 - $19,043), of which $12,143 (2001 - $12,056) was expensed to cost of sales.

(i) Stock option plan:

The Company has a stock option plan which is described in note 10. No compensation expense is recognized for this plan when stock or stock options are issued to employees and key operating personnel. Any consideration paid by employees on exercise of stock options or purchase of stock is credited to capital stock. (See note 18 for the potential effect of compensation expense.)

(j) Income taxes:

The Company applies the asset and liability method, whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax laws and rates is recognized in income in the period that includes the date of enactment or substantive enactment date.

    In assessing the realizability of future income tax assets, management considers whether it is more likely than not that some portion of all of the future income tax assets will not be realized. The ultimate realization of future income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future income tax liabilities, projected future taxable income, the character of the tax asset and tax planning strategies in making this assessment. Based upon projections of future taxable income over the periods in which the future income tax assets are deductible, management believes the Company will realize the benefits of these assets.

(k) Comparative figures:

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in the current year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended September 30, 2002 and 2001
(In thousands of Canadian dollars, except per share amounts)


2. BUSINESS DEVELOPMENT:

Acquisitions of other businesses:

During 2002, the Company acquired 100% equity interest in certain businesses for aggregate consideration of $149,217 in cash. The largest of the acquisitions was the purchase of the business of Marley Mouldings LLC ("Marley"). Marley is the largest U.S. manufacturer and marketer of mouldings and millwork made from polyvinylchloride and polystyrene using cellular foam extrusion technology. These acquisitions were accounted for by the purchase method and are summarized as follows:


                                  Marley        Other         Total
                                 --------      --------      --------
Working capital                  $ 20,512      $    445      $ 20,957
Property, plant and equipment      72,257         7,873        80,130
Other assets                        7,314            --         7,314
Goodwill                           40,816            --        40,816
                                 --------      --------      --------
Total purchase price             $140,899      $  8,318      $149,217
                                 ========      ========      ========

During 2001, the Company acquired 100% equity interest in certain businesses for aggregate consideration of $4,913 in cash. These acquisitions were accounted for by the purchase method and are summarized as follows:

Working capital                      $2,952
Property, plant and equipment         1,961
                                     ------
Total purchase price                  4,913
                                     ======


3. INTEREST IN JOINT VENTURES:

The Company's proportionate interest in joint ventures includes the following:

                                      2002           2001
                                     -------        -------
Current assets                       $13,606        $ 8,366
Property, plant and equipment         13,150         10,507
                                     -------        -------
Total assets                          26,756         18,873
Current liabilities                    6,700          4,407
Long-term liabilities                  2,171          3,230
Total liabilities                      8,871          7,637
                                     -------        -------
Shareholders' equity                 $17,885        $11,236
                                     =======        =======

                                                    2002         2001
                                                  -------      -------
Sales                                             $51,207      $35,823
Net earnings                                        5,919        3,451

Cash provided from operations                     $10,133      $ 4,445
Acquisition of property, plant and equipment          762        4,205


4. ACCOUNTS RECEIVABLE:


                                         2002            2001
                                       ---------      ---------
Trade                                  $ 381,064      $ 341,995
Taxes and other                           18,535         35,553
Allowance for doubtful accounts           (9,267)        (7,518)
                                       ---------      ---------
                                       $ 390,332      $ 370,030
                                       =========      =========


5. INVENTORIES:

                                         2002            2001
                                       --------        --------
Raw materials and work in process      $175,050        $162,759
Finished goods                          320,660         257,838
                                       --------        --------
                                       $495,710        $420,597
                                       ========        ========


6. PROPERTY, PLANT AND EQUIPMENT:

                                                            2002        2001
                                                         ----------  ----------
                                             ACCUMULATED  NET BOOK    NET BOOK
                                   COST     AMORTIZATION   VALUE        VALUE
                                ----------  ------------ ----------  ----------
Land                            $  106,443  $     --     $  106,443  $  101,260
Buildings                          581,125     105,003      476,122     473,106
Plant equipment                  1,172,516     351,736      820,780     764,104
Dies and moulds                    232,044     112,308      119,736     107,413
Office and computer equipment       54,804      35,071       19,733      22,064
Aircraft and transport
 equipment                          35,630      19,797       15,833      39,421
                                ----------  ----------   ----------  ----------
                                 2,182,562     623,915    1,558,647   1,507,368

Assets not in use                   78,402        --         78,402      97,131
                                ----------  ----------    ----------  ----------
                                $2,260,964  $  623,915    $1,637,049  $1,604,499
                                ==========  ==========    ==========  ==========

Assets not in use are expected to either be placed into productive use during fiscal 2003 or disposed of during the next eighteen months. Assets not in use, consist of land and buildings under construction of $24,776 (2001 - $24,799) and plant equipment under construction of $53,626 (2001 - $72,332). Capital expenditures during the year include $3,616 (2001 - $8,230) of capitalized interest costs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended September 30, 2002 and 2001
(In thousands of Canadian dollars, except per share amounts)


 7. GOODWILL AND OTHER ASSETS:

                                                            2002          2001
                                                          ---------    ---------
Goodwill, net of accumulated amortization
(2001 - $32,317)                                           $226,203     $187,378
Patents, net of accumulated amortization of
$5,089 (2001 - $3,551)                                       13,253        7,339
Deferred financing costs, net of accumulated
amortization of $1,896 (2001 - $1,878)                        2,067        2,059
                                                          ---------    ---------
                                                            241,523      196,776

Investments                                                  34,234       48,953
                                                          ---------    ---------
                                                           $275,757     $245,729
                                                          =========    =========

Investments include the Company's holdings in associated companies and other business ventures accounted for by the equity and cost methods.

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

                                                             2002         2001
                                                          ---------    ---------
Trade                                                      $202,215     $152,083
Taxes and other                                              55,109       59,389
                                                          ---------    ---------
                                                           $257,324     $211,472
                                                          =========    =========

9. BANK INDEBTEDNESS AND TERM DEBT:

The Company has an authorized $700,000 (2001 - $700,000) revolving, unsecured bank credit facility with a syndicate of banks, of which $63,152 was drawn at September 30, 2002 (2001 - $147,118) and $345,830 (2001 - $281,000) was
committed as backup liquidity to outstanding amounts on the Company's commercial paper program.

    The Company may elect at any time to term out any drawn amount under the 364-day facility which shall then be outstanding on a non-revolving, non-amortized basis, and be repayable in full within two years of the term-out. The costs of the term-out would be the same as the current facility drawn amounts.

    The bank credit facility is for working capital requirements, acquisitions, capital expenditures, and commercial paper backup liquidity lines and bears interest at prime or at 0.675% (2001 - 0.675%) over bankers' acceptance rates or LIBOR, plus a standby fee of 0.125% (2001 - 0.125%) on the undrawn portion of the facility, payable quarterly in arrears. Additionally, utilization fees are determined quarterly in arrears of 0.05% (2001 -0.05%) if 1/3 to 2/3 of the facility is drawn and 0.10% (2001 - 0.10%) if greater than 2/3 of the facility is drawn. The drawn fee and the standby fee are subject to variation if the Company's term credit rating is adjusted.

    The Company has an authorized $400,000 (2001 - $300,000) commercial paper program in Canada. On September 30, 2002, $345,830 (2001 - $281,000) was issued and outstanding, bearing rates at approximately 0.06% to 0.07% (2001 - 0.06% to 0.07%) over bankers' acceptance rates, plus a commission at 0.125%. The Company typically issues current debt first under its commercial paper program and the balance, if any, under its bank credit facility. This program is supported by the bank credit facility.

    The Company has an authorized $400,000 (2001 - $400,000) medium-term note program in Canada. This program is unsecured, ranking pari passu with the bank credit facility. On April 13, 2000, the Company issued $150,000 of notes bearing a coupon rate of 6.90%, payable semi-annually in arrears, maturing April 13, 2010, at which time the notes are due in full.

    The Company is subject to covenants under its various lending agreements. The Company has private placements of unsecured senior notes outstanding as follows:

o U.S. $50,000, bearing interest at 6.84%, due November 14, 2002. The Company repaid these notes in full on the due date, borrowing on its bank facility;

o U.S. $60,000, bearing interest at 7.17% with equal annual principal repayments due from August 2003 to 2006;

o   U.S. $25,000, bearing interest at 7.31%, due August 2006; and

o   U.S. $115,000, bearing interest at 7.10%, due November 2007.


9. BANK INDEBTEDNESS AND TERM DEBT (CONTINUED):

                                                             2002         2001
                                                           ---------   ---------
Bank indebtedness:
   Commercial paper                                         $345,830    $281,000
   Bankers' acceptances advances                                --        65,000
   LIBOR advances (U.S. $40,000; 2001 - U.S. $52,000)         63,152      82,118
                                                           ---------   ---------
                                                             408,982     428,118
Less cash                                                     25,197      22,751
                                                           ---------   ---------
Bank indebtedness                                           $383,785    $405,367
                                                           =========   =========

                                                             2002         2001
                                                           ---------   ---------
Term debt:
   Medium-term notes outstanding                           $ 150,000   $ 150,000
   Senior notes outstanding (U.S. $250,000;
   2001 - U.S. $265,000)                                     394,700     418,463
   Other term debt requiring periodic principal repayments     6,344       7,137
   Deferred foreign exchange loss                             (4,248)     (6,104)
                                                           ---------   ---------
                                                             546,796     569,496

Term debt due within one year                               (103,754)    (24,635)
                                                           ---------   ---------
Term debt                                                  $ 443,042   $ 544,861
                                                           =========   =========

Term debt principal repayments, using the year-end exchange rates, for the next five fiscal years are as follows:

2003                                                                    $103,754
2004                                                                      24,830
2005                                                                      24,830
2006                                                                      64,300
2007                                                                       1,033
Thereafter                                                               328,049
                                                                        --------
                                                                        $546,796
                                                                        ========

10. CAPITAL STOCK:

Authorized share capital of the Company consists of the following:

(a) Unlimited preference shares:
    Preference shares are issuable in series, with the designation of rights, privileges, restrictions and conditions to be determined by the Board of Directors prior to the issue of the first shares of a series. None of these shares are issued or outstanding.

(b) Unlimited subordinate voting shares and multiple voting common shares:

    (i) Subordinate voting shares:
        Each share is entitled to one vote per share at all meetings of shareholders and shall participate equally as to dividends with each multiple voting share.
   (ii) Multiple voting shares:
        Each share is entitled to 20 votes per share at all meetings of shareholders and shall participate equally as to dividends with each subordinate voting share. Each share may be converted at any time into a fully paid subordinate voting share on a one-for-one basis, at the shareholder's option.

In the event that either the subordinate voting shares or the multiple voting shares are subdivided or consolidated, the other class shall be similarly changed to preserve the relative position of each class. Under certain conditions, the sale or transfer of multiple voting shares shall cause such shares to be changed to subordinate voting shares.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended September 30, 2002 and 2001
(In thousands of Canadian dollars, except per share amounts)


10. CAPITAL STOCK (CONTINUED):

                                                  SUBORDINATE VOTING          MULTIPLE VOTING              TOTAL       TOTAL
                                                SHARES         AMOUNT       SHARES         AMOUNT         SHARES       AMOUNT
                                              ----------   -----------    ----------    -----------     ----------   -----------
Issued and outstanding, September 30, 2000    73,137,868   $   587,302    17,635,444    $    18,410     90,773,312   $   605,712
Conversion                                     1,700,000         1,775    (1,700,000)        (1,775)          --            --
Issued for cash under stock option plan          284,688         3,064          --             --          284,688         3,064
                                              ----------   -----------    ----------    -----------     ----------   -----------

Issued and outstanding, September 30, 2001    75,122,556       592,141    15,935,444         16,635     91,058,000       608,776
Issued for cash under stock option plan        2,159,617        23,921          --             --        2,159,617        23,921
                                              ----------   -----------    ----------    -----------     ----------   -----------
Issued and outstanding, September 30, 2002    77,282,173   $   616,062    15,935,444    $    16,635     93,217,617   $   632,697
                                              ==========   ===========    ==========    ===========     ==========   ===========

The Company maintains a stock option plan to allow management and key operating personnel to purchase subordinate voting shares, substantially exercisable as to half on or after three years from the date of issue, the balance after six years from the date of issue. The maximum number of subordinate voting shares reserved to be issued for options cannot exceed 15,850,000 and all options expire nine years after the date of issue.

The number of stock options has varied as follows:


                                               2002                              2001
                                    -------------------------         ---------------------------
                                                     WEIGHTED                            WEIGHTED
                                                      AVERAGE                            AVERAGE
                                      NUMBER OF      EXERCISE          NUMBER OF        EXERCISE
                                      OPTIONS         PRICE             OPTIONS          PRICE
                                    ---------       ---------          ---------       ---------
Balance, beginning of year          9,752,838       $   24.28          9,794,654       $   24.34
Granted                             2,216,779           26.16            580,000           21.95
Exercised                          (2,159,617)          11.47           (284,688)          11.16
Cancelled                            (146,483)          32.46           (337,128)          33.11
                                    ---------       ---------          ---------       ---------
Balance, end of year                9,663,517           27.45          9,752,838           24.28
                                    ---------       ---------          ---------       ---------
Options exercisable, end of year    3,962,694       $   22.35          5,252,719       $   17.41
                                    =========       =========          =========       =========

The following table summarizes information about options outstanding at September 30, 2002:

                                                          OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                                            -----------------------------------------------    ---------------------------------
RANGE OF EXERCISE            NUMBER              WEIGHTED AVERAGE          WEIGHTED AVERAGE      NUMBER         WEIGHTED AVERAGE
PRICES PER SHARE           OUTSTANDING      REMAINING CONTRACTUAL LIFE      EXERCISE PRICE     EXERCISABLE       EXERCISE PRICE
------------------         -----------      --------------------------     ----------------    -----------      ----------------
$ 7.15  --  $17.63          1,316,394                    1.4                    $   11.73        1,273,943          $  11.61
$18.38  --  $29.90          4,360,623                    6.3                        25.43        1,893,094             24.51
$30.00  --  $36.00          1,799,750                    5.1                        32.61          549,000             32.74
$36.10  --  $46.60          2,186,750                    4.4                        36.70          246,657             38.10
                            ---------                                           ---------        ---------           -------
                            9,663,517                                               27.45        3,962,694             22.35
                            =========                                           =========        =========           =======

11. EARNINGS PER SHARE:

Basic and diluted earnings per share have been calculated using the weighted average and maximum dilutive number of shares, using the treasury stock method.

                                                           2002                             2001
                                              ---------------------------         --------------------------
                                                WEIGHTED            PER            WEIGHTED            PER
                                                AVERAGE            COMMON           AVERAGE          COMMON
                                               NUMBER OF            SHARE          NUMBER OF          SHARE
                                             COMMON SHARES         AMOUNT        COMMON SHARES       AMOUNT
                                             -------------        -------        -------------      -------
Basic net earnings per common share           92,574,936          $  1.40          90,869,248       $  1.29
Dilutive effect of stock options                 940,800             0.02           1,932,966          0.02
                                             -----------          -------        ------------       -------
Diluted net earnings per common share         93,515,736             1.38          92,802,214          1.27
                                             ===========          =======        ============       =======

Dilutive effect of stock options exclude the effect of 5,156,100
(2001-5,047,483) "out of the money" options, as they are anti-dilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended September 30, 2002 and 2001
(In thousands of Canadian dollars, except per share amounts)



12. AMORTIZATION CHARGES:



                                                 2002               2001
                                              ---------          ---------
Property, plant and equipment                 $ 116,223          $  97,170
Goodwill (note 1(e))                                  -              5,893
Patents                                           2,085              1,569
                                              ---------          ---------
                                              $ 118,308          $ 104,632
                                              =========          =========


13. INTEREST AND FINANCING CHARGES:

                                                 2002              2001
                                               --------          --------
Interest expense:
  Operating                                    $ 12,751          $ 18,634
  Term                                           36,368            31,856
Bank and financing charges                        2,736             3,152
Amortization of deferred financing costs
  and foreign exchange loss                       2,226             2,904
                                               --------          --------
                                               $ 54,081          $ 56,546
                                               ========          ========

14. INCOME TAXES:

Total income tax expense for the year ended September 30, 2002 was allocated as follows:


                                                   2002              2001
                                                ----------        ----------
Earnings before income taxes:
  Canadian operations                           $  205,127        $  189,973
  Foreign operations                               (16,958)          (35,224)
                                                ----------        ----------
                                                $  188,169        $  154,749
                                                ==========        ==========

Current income tax expense:
  Canadian operations                           $   42,552        $   40,552
  Foreign operations                                  (304)           (9,201)
                                                 ---------          --------
                                                    42,248            31,351

Future income tax expense:
  Canadian operations                               17,752             8,935
  Foreign operations                                (4,325)           (2,285)
                                                ----------          --------
                                                    13,427             6,650
                                                ----------          --------
                                                $   55,675          $ 38,001
                                                ==========          ========

Income tax expense attributable to earnings differs from the amounts computed by applying the combined federal and provincial income tax rate of 33.12% (2001 - 34.2%) to pretax earnings as a result of the following:



                                                             2002        2001
                                                           ---------  ---------
Earnings before income taxes and minority interest         $ 188,169  $ 154,749
                                                           ---------  ---------
Expected income taxes based on an effective
manufacturing and processing income tax rate
of approximately 33.12% (2001 - 34.2%)                     $  62,322  $  52,924
Changes in income taxes attributed to:
  Amortization of non-deductible goodwill
  (2002 - nil; 2001 - $1,563) and future
  income tax assets                                              307      2,382
  Adjustment to future income tax assets and liabilities
  for enacted changes in tax laws and rates                   (1,407)    (9,000)
  Reduction due to income earned in foreign jurisdictions     (7,107)    (6,679)
  Non-taxable income and other                                 1,560     (1,626)
                                                           ---------  ---------
                                                           $  55,675  $  38,001
                                                           =========  =========


In accordance with the Canadian income tax accounting standard (note 1(j)), the effects of substantively enacted changes in federal or provincial income tax rates on future income tax assets and liabilities are included in the Company's consolidated financial statements. The effect of the enacted changes in the provincial income tax rates is reported as a $1,407 (2001 - $9,000) reduction to future income tax expense in fiscal 2002.

    The Company has been granted tax incentives for its Poland and China subsidiaries. These incentives are subject to certain conditions with which the Company expects to comply.

    The tax effects of temporary differences that give rise to significant portions of the future income tax assets and liabilities at September 30, 2002 are presented below:

                                                 2002             2001
                                               ---------        ---------
Future income tax assets:
Share issue costs                              $     682        $   2,453
Non-capital loss carryforwards                     7,442           18,082
Other, including refundable taxes                  1,700            3,312
                                                   9,824           23,847
                                               ---------        ---------
Less valuation allowance                           1,000            1,000
                                               ---------        ---------
Future income tax assets                       $   8,824        $  22,847
                                               ---------        ---------
Future income tax liabilities:
Capital, intangible and other assets           $(110,917)       $(123,641)
Other                                            (15,974)          (3,846)
                                               ---------        ---------
Future income tax liabilities                  $(126,891)       $(127,487)
                                               =========        =========


15. SEGMENT REPORTING DATA:

Operating segments are defined as components of an enterprise about which separate financial information is available and which are evaluated regularly by the chief decision-makers in deciding how to allocate resources and in assessing performance.

    The Company's significant operating segments are:

    (i) Product segment:
    This segment represents production and sale of products predominately to the renovation and retrofit market, which include custom profiles, siding/roofing, window coverings, housewares and furniture, outdoor products, pipe/fittings, commercial doors and various applications of the building system used to construct a broad array of structures.

    (ii) Support segment:
    This segment represents materials, machinery, tooling and services provided predominately to the product segment. It includes PVC resin and chemical additives manufactured and utilized to produce compounds, as well as a variety of recycled plastics and materials. Property management, equipment and tooling construction and maintenance, distribution, transportation, research and development, as well as various support services, such as strategic guidance, sales, operational issues, purchasing, financial and administrative support and human resources, are also provided by this segment.

Performance is evaluated based on earnings before amortization and interest and return on invested capital. The Company sells to a broad range of customers, none of which accounted for more than 5.4% of net sales (2001 - 2.3%).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended September 30, 2002 and 2001
(In thousands of Canadian dollars, except per share amounts)


15. SEGMENT REPORTING DATA (CONTINUED):

The accounting policies for each of the segments are the same as those described in Note 1. Inter-segment transactions are negotiated as if the transactions were to third parties at market prices.

2002                                            PRODUCT         SUPPORT
----                                          -----------     ----------
NET SALES                                     $ 1,856,587     $  615,643
EARNINGS BEFORE AMORTIZATION AND INTEREST         194,440        166,118
AMORTIZATION CHARGES                               83,792         34,516
ACQUISITION OF PROPERTY, PLANT
 AND EQUIPMENT AND GOODWILL                       219,416         34,856
PROPERTY, PLANT AND EQUIPMENT                     866,589        770,460
GOODWILL                                          187,045         39,158
TOTAL ASSETS                                    1,814,376      1,019,591

2002                                          INTRA-GROUP     CONSOLIDATED
----                                          -----------     ------------
NET SALES                                     $  (557,000)     $1,915,230
EARNINGS BEFORE AMORTIZATION AND INTEREST                         360,558
AMORTIZATION CHARGES                                              118,308
ACQUISITION OF PROPERTY, PLANT
 AND EQUIPMENT AND GOODWILL                                       254,272
PROPERTY, PLANT AND EQUIPMENT                                   1,637,049
GOODWILL                                                          226,203
TOTAL ASSETS                                                    2,833,967

2002                                            PRODUCT         SUPPORT
----                                          -----------     ----------
Net sales                                     $ 1,579,844     $  663,442
Earnings before amortization and interest         153,382        162,545
Amortization charges                               71,135         33,497
Acquisition of property, plant and
 equipment and goodwill                           123,779         84,309
Property, plant and equipment                     725,715        878,784
Goodwill                                          147,175         40,203
Total assets                                    1,518,816      1,175,495

2002                                          INTRA-GROUP     CONSOLIDATED
----                                          -----------     ------------
Net sales                                     $  (574,250)    $ 1,669,036
Earnings before amortization and interest                         315,927
Amortization charges                                              104,632
Acquisition of property, plant and
 equipment and goodwill                                           208,088
Property, plant and equipment                                   1,604,499
Goodwill                                                          187,378
Total assets                                                    2,694,311

Virtually all intra-group sales relate to materials, machinery, tooling and service transactions of the support segment.

Certain information with respect to geographic regions is presented below:

2002                                 TOTAL                CANADA         U.S.
                                                                        SALES
----                              ----------           ------------------------
MANUFACTURED BY:
  CANADIAN OPERATIONS             $1,141,013     60%   $  564,051    $  557,652
  U.S. OPERATIONS                    651,044     34%          113       643,360
  FOREIGN OPERATIONS                 123,173      6%         --             146

                                  $1,915,230           $  564,164    $1,201,158
                                                100%           29%           63%

PROPERTY, PLANT AND EQUIPMENT     $1,637,049           $1,133,144    $  336,263
GOODWILL                             226,203               84,674       131,016


2002                              OTHER FOREIGN

----                              -------------
MANUFACTURED BY:
  CANADIAN OPERATIONS              $   19,310
  U.S. OPERATIONS                       7,571
  FOREIGN OPERATIONS                  123,027

                                   $  149,908
                                            8%

PROPERTY, PLANT AND EQUIPMENT      $  167,642
GOODWILL                               10,513


2002                                TOTAL                CANADA         U.S.
                                                                       SALES
----                              ----------           -------------------------
MANUFACTURED BY:
  CANADIAN OPERATIONS             $1,081,524     65%   $  557,475    $  491,554
  U.S. OPERATIONS                    447,697     27%         --         443,736
  FOREIGN OPERATIONS                 139,815      8%         --           4,194

                                  $1,669,036           $  557,475    $  939,484
                                                100%           33%           56%

PROPERTY, PLANT AND EQUIPMENT     $1,604,499           $1,167,958    $  268,346
GOODWILL                             187,378               84,620        92,245

2002                              OTHER FOREIGN

----                              -------------
MANUFACTURED BY:
  CANADIAN OPERATIONS              $   32,495
  U.S. OPERATIONS                       3,961
  FOREIGN OPERATIONS                  135,621

                                   $  172,077
                                           11%

PROPERTY, PLANT AND EQUIPMENT      $  168,195
GOODWILL                               10,513

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended September 30, 2002 and 2001
(In thousands of Canadian dollars, except per share amounts)


16. SUPPLEMENTARY CASH FLOW INFORMATION
(a) Items not affecting cash:


                                                  2002           2001
                                                ---------     ----------
Amortization charges                            $ 118,308     $  104,632
Amortization of deferred financing costs and
foreign exchange loss                               2,226          2,904
Future income taxes                                13,427          6,650
Other                                              19,981         24,593
                                                ---------     ----------
                                                $ 153,942     $  138,779
                                                =========     ==========

(b) Change in non-cash working capital:

                                                   2002          2001
                                                ---------     ----------
Accounts receivable                             $ (12,813)    $   (5,538)
Inventories                                       (47,879)       (13,301)
Prepaid expenses                                    4,330         (1,178)
Accounts payable and accrued liabilities           20,442        (90,408)
                                                ---------     ----------
                                                $ (35,920)    $ (110,425)
                                                =========     ==========

The changes noted above are exclusive of non-cash working capital acquired through acquisitions.

17. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:

(a) Foreign exchange:
    The Company has significant investments denominated in U.S. dollars, which gives rise to a risk that its investments may be adversely impacted by fluctuations in foreign exchange as measured against the Canadian dollar. The Company uses U.S. dollar-denominated loans to hedge its U.S. dollar-denominated investments. Any exchange gain or loss on these loans is offset against the exchange loss or gain arising on translation of the respective financial statements of the foreign operations included in the currency translation adjustments caption shown as a separate component of shareholders' equity.

(b) Derivative financial instruments:
    The Company does not hold or issue financial instruments for trading purposes and does not hold any derivative instruments.

(c) Concentration of credit risk:
    Concentration of credit risks in accounts receivable are limited due to the large number of customers comprising the Company's customer base throughout the world. The Company performs ongoing credit evaluations of its customers and establishes an allowance for doubtful accounts based on credit risk applicable to particular customers, historical trends and other relevant information.

(d) Fair values of financial instruments:
    The fair values of accounts receivable, bank indebtedness, accounts payable and accrued liabilities as recorded in the consolidated balance sheets approximate their carrying amounts due to the short-term maturities of these instruments.

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Fair value estimates of term debt are determined by references to current market prices for debt with similar terms and risks. As at September 30, 2002, the fair value of the Company's senior notes exceeded the book value of these obligations by $57,003 (2001 -$43,707) using year-end exchange rates and discount rates ranging from 1.94% to 3.22%. As at September 30, 2002, the fair value of the Company's medium-term notes exceeded the book value of these obligations by $18,534 (2001 - nil) using a discount rate of 5.15%.

18. SIGNIFICANT DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

    These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). In certain respects, accounting principles generally accepted in the United States of America ("U.S. GAAP") differ from Canadian GAAP. The following is a summary of the effect of significant differences in GAAP on the consolidated financial statements.

(a) Description of GAAP differences:

    (i)   Foreign exchange on term debt:
          Canadian GAAP requires that unrealized gains and losses on the translation of long-term debt denominated in foreign currencies at current exchange rates be deferred and amortized over the term of the debt. Under U.S. GAAP, such gains and losses are charged to earnings as period costs.

    (ii)  Substantively enacted tax laws and rates:
          Canadian GAAP permits the recognition of the impact of substantively enacted changes in tax laws and rates on the measurement of future income tax assets and liabilities in the period those tax laws and rates have been substantively enacted. U.S. GAAP does not recognize the concept of substantively enacted tax laws and rates and only allows recognition of the impact of a tax rate reduction on future income tax assets and liabilities once it is passed into a law.

    (iii) Derivative instruments and hedging activities:
          Canadian GAAP does not require the reporting of derivative instruments on the consolidated balance sheet at fair value. In the U.S., the Financial Accounting Standards Board Statement 133 ("SFAS 133"), Derivative Financial Instruments and Hedging Activities as amended by SFAS 137, requires that the Company report all derivative instruments on the consolidated balance sheet at fair value. Management has determined that the impact of the adoption of FASB SFAS No. 133 on its U.S. GAAP disclosure is not material.

    (iv)  Comprehensive income:
          The Financial Accounting Standards Board in the United States issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    (v)   Incorporated joint ventures:
          U.S. GAAP requires investments in incorporated joint ventures to be accounted for under the equity method, while under Canadian GAAP, the accounts of incorporated joint ventures are proportionately consolidated. However, under rules promulgated by the SEC, a foreign registrant may, subject to the provision of additional information, continue to follow proportional consolidation for purposes of registration and other filings notwithstanding the departure from U.S. GAAP. Consequently, the additional information regarding the Company's interest in joint ventures is presented in note 3.

(b) Net earnings in accordance with U.S. GAAP:


                                                      2002           2001
                                                   ---------      ---------
Net earnings in accordance with Canadian GAAP      $ 129,160      $ 117,438
Impact on net earnings of U.S. GAAP adjustments:
  Foreign exchange on term debt (note 18(a)(i))        1,856          2,334
  Tax effect of adjustments                             (614)          (798)
  Substantively enacted tax laws and rates
   (note 18(a)(ii))                                       --          4,336
                                                   ---------      ---------
Net earnings based on U.S. GAAP                      130,402        123,310
Foreign currency translation adjustment              (13,846)         4,963
                                                   ---------      ---------
Comprehensive income based on U.S. GAAP            $ 116,556      $ 128,273
                                                   =========      =========
Earnings per share:
  Basic                                            $    1.41      $    1.36
  Diluted                                               1.39           1.33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended September 30, 2002 and 2001
(In thousands of Canadian dollars, except per share amounts)

18. SIGNIFICANT DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

(c) Shareholders' equity in accordance with U.S. GAAP:


                                                        2002          2001
                                                     ----------    ----------
Shareholders' equity in accordance with Canadian
 GAAP                                                $1,500,922    $1,361,687
Foreign exchange on term debt (note 18 (a)(i))           (4,248)       (6,104)
Tax effect of adjustments                                 1,583         2,197
Substantively enacted tax laws and rates
 (note 18(a)(ii))                                            --            --
                                                     ----------    ----------
Shareholders' equity in accordance with U.S. GAAP    $1,498,257    $1,357,780
                                                     ==========    ==========


(d) Effect on consolidated balance sheets and consolidated statements of earnings: The application of U.S. GAAP would result in the following presentation of these captions on the consolidated balance sheets and consolidated statements of earnings:


                                                        2002           2001
                                                     ---------     ----------
Term debt                                            $ 551,044     $  575,600
Net future income tax liabilities                      116,484        102,552
Tax provision                                           56,289         34,463
Interest and financing charges                          52,225         54,146
                                                     ---------     ----------

(e) Other disclosures:
    (i) Accounting for employee stock options:
        U.S. GAAP encourages but does not require companies to record compensation cost for stock option plans at fair value. The Company accounts for stock options using the intrinsic value method as permitted under U.S. GAAP. The United States accounting pronouncement, Financial Accounting Standards Board No. 123 ("SFAS 123") does, however, require the disclosure of pro forma earnings and earnings per share information as if the Company had accounted for its employee stock options issued in 1995 and subsequent years under the fair value method. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions by year:


Assumptions                                             2002         2001
                                                     ---------     ---------
Risk-free interest rate                                 4.7%          5.4%
Expected life (in years)                                4.9           4.0
Expected volatility                                    42.7%         34.7%
                                                     ---------     ---------
Weighted average fair value of options granted       $ 11.49       $  7.78
                                                     =========     =========

Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method described in SFAS 123, the Company's U.S. GAAP net earnings and net earnings per share would have been reduced to the pro forma amounts indicated below:

                                                         2002         2001
                                                     ----------    ----------
Net earnings:
    As reported                                       $ 130,402     $ 123,310
    Pro forma                                           120,751       117,018
Basic net earnings per share:
    As reported                                            1.41          1.36
    Pro forma                                              1.29          1.28
Diluted net earnings per share:
    As reported                                            1.39          1.33
    Pro forma                                              1.29          1.26
                                                     ==========    ==========

18. SIGNIFICANT DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

   (ii) Recent accounting pronouncements issued but not yet adopted:
        In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires an entity to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets. The statement is effective for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of SFAS No. 143 to have any impact.

            In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company will adopt SFAS No. 144 for the fiscal year beginning October 1, 2002.

            In July 2002, the FASB released SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 requires that a liability be recognized for costs associated with exit or disposal activities only when the liability is incurred, that is, when it meets the definition of a liability under the FASB's conceptual framework. SFAS 146 also establishes fair value as the objective for initial measurement of liabilities related to exit or disposal activities and provides additional guidance for the recognition and measurement of certain costs that are often associated with exit or disposal activities. These costs are one-time termination benefits, contract termination benefits, and other associated costs. The statement is effective for exit and disposal activities initiated after December 31, 2002.

            Effective October 1, 2002, the Company will adopt the new CICA Handbook Section 3870 with respect to the accounting for stock-based compensation and other stock-based payments. The new section requires that a fair value based method of accounting be applied to all stock-based payments to non-employees, and to employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments. The new recommendations are applied prospectively to all stock-based payments granted on or after January 1, 2002 except grants outstanding at January 1, 2002 that call for settlement in cash or other assets or stock appreciation rights that call for settlement in equity instruments. For such grants, the new recommendations are applied retroactively, without restatement. The new standard will permit the Company to continue its existing policy of recording no compensation cost on the grant of stock options to employees with the addition of pro forma information. As a result, the Company does not believe the adoption of this standard will have a material impact upon the financial statements.

            The CICA Handbook Section 1650, amended November 2001 and effective January 1, 2002, eliminates the deferral and amortization of unrealized translation gains and losses on foreign currency denominated monetary items that have a fixed or ascertainable life beyond the end of the fiscal year. This amendment would require these gains and losses to be included in income for the period. This amendment will be adopted by the Company effective October 1, 2002 and applied retroactively with restatement. The adoption of this section will result in the reversal of the GAAP difference described in note 18(a)(i).

19. COMMITMENT AND CONTINGENCIES:

The Company has a long-term agreement for the annual purchase of up to 400 million pounds of vinyl chloride monomer from a North American supplier. The contract is at market prices reflecting considerations for volume and term and has a minimum duration of two years.

     The Company has contingent liabilities under standby letters of credit amounting to approximately $13,800 (2001 - $14,800) and U.S. $3,287 (2001 - U.S.
$4,700).

20. RELATED PARTY TRANSACTIONS:
During the year, the Company disposed of a corporate airplane and certain non-strategic land parcels to shareholders for aggregate net cash proceeds of $22,800, which was fair market value.